As filed with the Securities and Exchange Commission on 11/21/05	REGISTRATION NO. 333-74418

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNION BANKSHARES COMPANY
(Exact name of registrant as specified in charter)

Maine	01-0404322
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

66 Main Street
Ellsworth, Maine 04605
(207) 667-2504
(Address, including zip code, and telephone number of registrant's principal executive offices)

Sally J. Hutchins, Treasurer
Union Bankshares Company
Ellsworth, Maine 04605
(207) 667-2504
(Name, address, including zip code, and telephone number of agent for service)

COPIES TO:
Richard A. Schaberg, Esq.
Thacher Proffitt & Wood LLP
1700 Pennsylvania Avenue, Suite 800
Washington, DC 20006
(202) 347-8400

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [  ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed Maximum Offering Amount	Amount of registration fee
Common Stock, par value $12.50 per share	75,000	$60.00	$4,500,000	$1,125(1)
(1)	A fee in the amount of $1,125 has previously been paid.

PROSPECTUS

Union Bankshares Company

Amended and Restated Dividend Reinvestment and Stock Purchase Plan
Common Stock
(Par Value $12.50 Per Share)

      Union Bankshares Company is offering through its Dividend Reinvestment and Stock Purchase Plan (the "Plan") the opportunity to all holders of record of its common stock to reinvest automatically all or part of their cash dividends in shares of common stock and to make optional cash payments to purchase additional shares of common stock. The text of the Plan is set forth in this prospectus.

      The price to be paid for shares of common stock purchased under the Plan will be a market price average, determined as provided in the Plan. Shares issued under the Plan will be either newly issued shares, treasury shares or shares purchased for Plan participants in the open market.

      This prospectus relates to 75,000 shares of common stock of Union Bankshares registered for purchase under the Plan. Our common stock is traded on the OTC Bulletin Board under the symbol "UNBH." This prospectus is being provided to present and prospective participants in the Plan. Please retain this prospectus for future reference.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SHARES OF UNION BANKSHARES COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING LOSS OF PRINCIPAL.

PLEASE READ THE RISK FACTORS BEGINNING ON PAGE 3.

The date of this prospectus is November 21, 2005.

STATEMENT OF AVAILABLE INFORMATION

      Our principal executive offices are located at P.O. Box 479, 66 Main Street, Ellsworth, Maine 04605, and our telephone number is (207) 667-2504. We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC (http://www.sec.gov).

      We have filed with the SEC a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities to be issued pursuant to the Plan. This prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the SEC are incorporated in this prospectus by reference:

(a) Union Bankshares' Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (a) above; and

(c)

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of common stock pursuant to the Plan covered by this prospectus.

      Any statement contained in a document incorporated or deemed incorporated herein by reference will be deemed to be modified or superseded for the purpose of this prospectus to the extent that a statement contained, herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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      THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THE PROSPECTUS OR DELIVERED WITH THE PROSPECTUS. ANY OR ALL OF SUCH DOCUMENTS RELATING TO UNION BANKSHARES, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE UPON ORAL OR WRITTEN REQUEST MADE TO UNION BANKSHARES COMPANY, P.O. BOX 479, 66 MAIN STREET, ELLSWORTH, MAINE 04605 (TELEPHONE (207) 667-2504), ATTENTION: TREASURER.

FORWARD LOOKING STATEMENTS

      This Registration Statement contains "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition and results of operation and business that are subject to various factors which could cause actual results to differ materially from these estimates. these factors include, but are not limited to:

*	general and local economic conditions;

*	changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, and competition;

*	changes in accounting principals, policies, or guidelines;

*	changes in legislation or regulation; and

*	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products, and services.

      Any or all of our forward-looking statements in this Registration Statement and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or known or unknown risks and uncertainties. Consequently, no forward-looking statements can be guaranteed.

PROSPECTUS SUMMARY

      Union Bankshares is a bank holding company headquartered in Ellsworth, Maine. Our wholly-owned subsidiary, Union Trust Company, is a Maine trust company ("Union Trust") with thirteen offices located along Maine's coast, stretching from Waldoboro to Jonesport. Our assets totaled $536.5 million at September 30, 2005, including $350.6 million in net loans. Total deposits equaled $334.6 million at September 30, 2005. Our net income totaled $1.2 million and $3.7 million for the three- and nine-month periods ended September 30, 2005, respectively. The market price for our common stock during the year ended December 31, 2004 ranged from a high of $54.50 per share to a low of $44.00 per share, taking into account a 2-for-1 stock split in the form of a 100% stock dividend, paid on March 21, 2005.

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      We have established the Plan, which is set forth in its entirety in this prospectus, in order to provide interested shareholders with a convenient, less expensive means of reinvesting all or part of their cash dividends (which totaled $1.20 per share for the nine-month period ended September 30, 2005) in our common stock.

RISK FACTORS

Interest rate volatility may reduce our profitability.

      Our profitability depends to a large extent upon the net interest income of Union Trust, our wholly-owned subsidiary. Net interest income is the difference between Union Trust's interest income on interest earning assets, such as loans and investments, and its interest expense in interest bearing liabilities, such as deposits and borrowed funds.

      Union Trust's net interest income can be affected significantly by changes in market interest rates. In particular, changes in relative interest rates may reduce Union Trust's net interest income as the difference between interest income and interest expense decreases. As a result, Union Trust has adopted asset and liability management policies to minimize the potential adverse effects of changes in interest rates on net interest income, primarily by altering the mix and maturity of loans, investments and funding sources.

      Nonetheless, a decrease in interest rates may negatively impact Union Trust's results from operations or financial position. An increase in interest rates could also have a negative impact on Union Trust's results of operations by reducing the ability of borrowers to repay their current loan obligations, which could not only result in increased loan defaults, foreclosures and write-offs.

Union Trust's allowance for loan losses may not be adequate to cover actual loan losses.

      Union Trust makes various assumptions and judgments about the collectability of its loan portfolio and provides an allowance for potential losses based on a number of factors. If Union Trust's assumptions are wrong, its allowance for loan losses may not be sufficient to cover the losses it actually experiences, which would have an adverse effect on Union Trust's operating results, and may also cause Union Trust to increase the allowance in the future. Union Trust's net income would decrease if it had to add additional amounts to its allowance for loan losses.

Union Trust's loans are concentrated in certain areas of Maine and adverse conditions in those markets could adversely affect operations.

      Union Trust is exposed to real estate and economic factors in the mid-coast area of Maine because virtually all of Union Trust's loan portfolio is concentrated among borrowers in this market. Further, because a substantial portion of Union Trust's loan portfolio is secured by real estate in this area, the value of the associated collateral is also subject to regional real estate market conditions. Adverse economic, political or business developments or national hazards may affect this area and the ability of property owners in this area to make payments of principal and interest on the underlying mortgages. If this region experiences adverse economic, political

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or business conditions, Union Trust would likely experience higher rates of loss and delinquency on its mortgage loans than if its loans were more geographically diverse.

Union Trust experiences strong competition within its markets, which may impact profitability.

      Competition in the bank and financial services industry is strong. In its market areas, Union Trust competes for loans and deposits with local independent banks, thrift institutions, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms operating locally as well as nationally. Many of these competitors have substantially greater resources and lending limits than those of Union Trust and may offer services that Union Trust does not or cannot provide. Union Trust's long-term success depends on its ability to compete successfully with other financial institutions in its service areas. Because Union Trust maintains a smaller staff and has fewer financial and other resources than larger institutions with which it competes, Union Trust may be limited in its ability to attract customers. If Union Trust is unable to attract and retain banking customers, it may be unable to continue its loan growth and its results of operations and financial condition may otherwise be negatively impacted.

Union Trust's cost of funds for banking operations may increase as a result of general economic conditions, interest rates and competitive pressures.

      Union Trust has traditionally obtained funds principally through deposits and through borrowings. As a general matter, deposits are a lower-cost source of funds than borrowings, because interest rates paid for deposits, in the aggregate, are typically less than interest rates charged for borrowings. If as a result of general economic conditions, market interest rates, competitive pressures or otherwise, the level of deposits at Union Trust decreases relative to Union Trust's overall operations, Union Trust may have to rely more heavily on borrowings as a source of funds in the future.

Our common stock is not widely traded.

      Although our common stock is traded on the OTC Bulletin Board, trading activity in the stock historically has been sporadic at times and trading volumes have not been high. Also, the spread between bid and asked prices with respect to our common stock can be relatively substantial. Purchasers of the common stock under the Plan should be prepared for limited opportunities to liquidate their investment in Union Bankshares should they decide to do so.

Our charter discourage acquisition proposals directed at Union Bankshares.

      Our charter contains provisions requiring super-majority shareholder approvals of many transactions that could provide shareholders an opportunity to realize on their investments in Union Bankshares. These provisions, which are summarized under the caption "Description of Common Stock," could have the effect of discouraging prospective acquirers from initiating or pursuing proposals to acquire us or Union Trust, and could make more difficult or prevent the consummation of such a transaction.

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PLAN SUMMARY

      The Union Bankshares Company Dividend Reinvestment and Stock Purchase Plan provides shareholders that hold at least 10 shares in registered form on the books of Union Bankshares with a simple and convenient method of:

	*	Reinvesting automatically all or part of their cash dividends paid on shares of common stock of Union Bankshares;

	*	Making additional purchases of common stock by sending cash contributions once a quarter to Registrar and Transfer Company, the plan administrator;

	*	Selling shares held by the Plan for the participant;

	*	Withdrawing shares held by the Plan for the participant; and

	*	Safekeeping certificates.

      Dividends are fully invested, purchasing shares to four decimal places. We pay all brokerage commissions relating to the reinvestment of dividends and the purchase of shares with additional cash contributions. We also pay administrative costs of the Plan relating to the investment of dividends.

      The Plan is administered by Registrar and Transfer Company under the terms and conditions noted below. Participants should read this brochure carefully and retain it for future reference. All purchases and sales will be conducted through a registered broker-dealer that does not have an affiliation with Union Bankshares or Registrar and Transfer Company.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
TERMS AND CONDITIONS

      The following prospectus sets forth, in a question and answer format, the Terms and Conditions under which the Dividend Reinvestment and Stock Purchase Plan of Union Bankshares Company will be administered. The Plan provides an economical means of purchasing additional shares of common stock of Union Bankshares and growing your share ownership through the reinvestment of dividends. It also provides a convenient method of safekeeping and selling shares.

Purpose

1.	What is the purpose of the Plan?

      The purpose of the Plan is to provide eligible record owners of common stock of Union Bankshares with a simple and convenient means of reinvesting cash dividends and making additional cash purchases of common stock on a quarterly basis.

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Advantages

2.	What are the advantages of the Plan?

The Plan provides participants with the ability to:

*

Automatically reinvest their cash dividends in additional shares of common stock. Union Bankshares pays service fees for the reinvestment of dividends. Currently, Union Bankshares absorbs any brokerage fees incurred in connection with purchases of common stock through the Plan.

*

Make quarterly cash purchases of additional shares of common stock of Union Bankshares. The minimum purchase amount is $100. The maximum purchase amount is $10,000 per quarter. Union Bankshares will absorb any brokerage fees incurred.

*

Invest the full amount of cash dividends and optional cash payments, since purchases of shares made through the Plan are calculated to four decimal places. Union Bankshares will pay the fees associated with the optional cash payments.

*

Deposit certificates, held outside the Plan, into their Plan accounts, avoiding cumbersome safekeeping requirements and the risk of losing their certificates. There is a $5 fee for each deposit into safekeeping.

*

Sell shares through the Plan by directing Registrar and Transfer Company to sell shares held in the Plan by the Participants. Participants will be charged a $10 fee for each sale and will pay a pro rata portion of any brokerage commissions incurred.

	*	Withdraw shares from the Plan by way of notice to Registrar and Transfer Company. Participants will be charged a $10 fee for each withdrawal request.

	*	Avoid the inconvenience and expense of recordkeeping through the free reporting provisions of the Plan.

Administration

3.	Who administers the Plan for participants?

      Registrar and Transfer Company, a corporation independent of and not affiliated with, Union Bankshares, administers the Plan for participants, keeps records, sends statements of account to participants, and performs other duties related to the Plan. Shares purchased through the Plan or deposited into safekeeping will be registered in the name of Registrar and Transfer Company or its nominee as agent for participants in the Plan.

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All inquiries and communications regarding the Plan should include your account number and should be directed to Registrar and Transfer Company at:

Registrar and Transfer Company
Attention: Dividend Reinvestment Department
10 Commerce Drive
P.O. Box 664
Cranford, NJ 07016
Telephone: 1-800-368-5948
Website: www.rtco.com

      Registrar and Transfer Company or Union Bankshares may terminate or suspend the Plan at any time by written notice to participants. Registrar and Transfer Company may amend the Terms and Conditions of the Plan, with the concurrence of Union Bankshares, at any time by mailing an appropriate notice to participants at least 30 days prior to the effective date of the amendment (see Question 33). See Question 32 for additional information regarding the responsibilities of Registrar and Transfer Company.

Participation

4.	Who is eligible to participate?

Record owners of Union Bankshares' common stock holding 10 or more shares registered in their name are eligible to enroll in the Plan.

      Beneficial owners whose shares are registered in names other than their own (for example, in the name of a broker, bank or other nominee) and who wish to participate in the Plan must become owners of record of at least 10 shares. Beneficial owners must have at least 10 shares transferred into their names in order to participate. Only shares held in the name of the beneficial owner may participate in the Plan.

5.	How does a shareholder become a participant?

      An eligible shareholder may join the Plan by completing an Enrollment Form and returning it to Registrar and Transfer Company at the address provided in Question 3. Enrollment Forms may be obtained at any time by contacting Union Bankshares or Registrar and Transfer Company. You are not required to send in your common stock certificates to participate in the Plan; however, you may deposit your certificates in the Plan for safekeeping (see Question 7).

6.	Is partial participation possible under the Plan?

      Yes. If you desire that the dividends on only some o your shares held of record be reinvested under the Plan, you may indicate the percentage of shares on the Enrollment Form. Dividends will thereafter be reinvested on the number of shares you specify, and you will continue to receive cash dividends on the remainder of your shares. If, however, Union Bankshares effects a stock split or declares a stock dividend, all shares issuable as a result thereof will be deposited into your account and subject to reinvestment under the Plan.

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7. What options are available to the participant?

Reinvestment of Dividends and Purchase of Shares

      By marking the appropriate space on the Enrollment Form, an eligible shareholder may choose to reinvest automatically cash dividends on all shares of common stock of which the participant is the owner of record. The participant may also elect to make optional cash payments in amounts ranging from a $100 minimum to a $10,000 maximum per quarter per participant. Optional cash payments may be made by sending a personal check, drawn from a U.S. Bank in U.S. Currency payable to Registrar and Transfer Company. Dividends and cash received for the purchase of common stock of Union Bankshares may be commingled for purposes of purchasing shares.

      A shareholder may not participate in the Plan with respect to less than all of the shares of common stock registered in the shareholder's name. However, if the shareholder has shares of common stock registered in more than one name, then such shareholder may elect to have the cash dividends on shares registered in one name reinvested under the Plan, but decline to have the cash dividends on shares registered in the other name reinvested under the Plan.

Deposit of Shares and Shares Held by Plan Administrator for Participants

      Registrar and Transfer Company will hold all shares of common stock purchased through the Plan, whether with reinvested dividends or optional cash payments. Dividends on these shares will be reinvested automatically.

      The Plan allows participants to deposit shares of common stock registered in their name with Registrar and Transfer Company to be administered under the Plan. There is a fee of $5 charged for each deposit of certificate(s). More than one certificate can be deposited for the same $5. The participant must send a check for $5 with the certificate(s) to be deposited.

Selling and Withdrawal of Shares by Plan Participants

      Participants can sell some or all of the shares held by the Plan for the benefit of the participant. There is a $10 fee charged for each sale. In addition, the participant will pay brokerage commissions, if any. If all of the shares held in the Plan for a participant are sold, then Plan participation will be terminated.

      In addition, by notifying Registrar and Transfer Company in writing, the Participants can withdraw a portion or all of the shares of common stock held in the Plan. There is a $10 fee charged for each withdrawal. If all of the shares held in the Plan for a participant are withdrawn, then Plan participation will be terminated.

8.	When do your investments begin through the Plan?

      If Registrar and Transfer Company receives an Enrollment Form specifying reinvestment of cash dividends at least five business days before the record date of a cash dividend payment, reinvestment will commence with the following dividend payment. If the Enrollment Form is

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received after that date, the reinvestment of cash dividends through the Plan will begin with the next cash dividend payment following the next record date.

Optional cash payments will be invested as specified in Question 10.

9.	May you change your method of participation after enrollment?

      A record shareholder may terminate their Plan participation at any time by sending a notification of termination to Registrar and Transfer Company at the address noted in Question 3. If you elect to participate through the reinvestment of cash dividends on shares registered in your name and later decide to participate through the optional cash payment feature, cash payments may be made through the use of cash payment forms sent to you as part of your account statement.

Optional Cash Payments

10.	When and how can optional cash payments be made?

      Optional cash payments will be invested once quarterly. Optional cash payments of at least $100 and not more than $10,000 should be received from a participant at least five (5) business days and not more than thirty (30) days prior to an investment date (See Question 13). Optional cash payments may be made by sending a personal check, drawn from a U.S. Bank in U.S. Currency payable to Registrar and Transfer Company. The payments will be applied to the purchase of shares for the account of the participant on that investment date. Cash received for investment may be commingled by Registrar and Transfer Company with dividends and other participants' cash for the purposes of making one or more purchases of stock. Participants cannot specify the price or timing nor make any other limitations on the purchase of shares other than those specified under these Terms and Conditions.

      No interest will be paid on optional cash payments pending investment. To avoid unnecessary accumulations, such payment should be sent so that Registrar and Transfer Company will receive them no more than 30 days before the investment date. Cash received earlier than that date will be returned by Registrar and Transfer Company. You may obtain the return of any optional cash payment by written request received by Registrar and Transfer Company not less than two business days before it is to be invested. The investment date is defined in Question 13.

11.	What are the limitations on making optional cash payments?

      Any optional cash payment you wish to make must be neither less than a $100 minimum per check nor more than $10,000 per quarter. There is a maximum of $40,000 annually. Any number of optional cash payments may be made, subject to the foregoing limitations. There is no obligation to make any optional cash payment at any time and cash payments need not be in the same amount of money each quarter.

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Purchases

12.	How many shares of common stock will be purchased for participants, and what is the source of shares purchased through the Plan?

      The number of shares purchased for your account, including a fractional share computed to four decimal places, will be equal to the total amount invested by you (the amount of cash dividends reinvested and any optional cash payments), divided by the purchase price per share (see Question 14).

      Because the Administrator will sell the Shares on behalf of the Plan, neither Union Bankshares nor any participant in the Plan has the authority or power to control the timing or pricing of shares sold or the selection of the broker making the sales. Therefore, you will not be able to precisely time your sales through the Plan, and will bear the market risk associated with fluctuation in the price of Union Bankshares' Common Stock. That is, if you send in a request to sell Shares, it is possible that the market price of Union Bankshares' Common Stock could go down or up before the broker sells your Shares. In addition, you will not earn interest on a sales transaction.

      Shares purchased through the Plan will generally be purchased by Registrar and Transfer Company as agent for participants under the Plan through an unaffiliated, registered broker-dealer in the open market. Union Bankshares cannot exercise any direct or indirect control over the prices or timing of purchases made by Registrar and Transfer Company on the open market. The participant cannot specify the price, timing or number of shares to be purchased. Funds received from either cash dividends or payments may be commingled for purposes of purchasing shares for the Plan. The participant's price will be the weighted average price of all shares purchased for the Investment Date (see Question 13 below).

      Alternatively, Union Bankshares may elect to sell shares to Registrar and Transfer Company pursuant to the Plan from Union Bankshares' authorized and unissued shares. In the event that the shares are not available in the open market, Registrar and Transfer Company may purchase the shares from Union Bankshares.

13.	When will shares of common stock be purchased through the Plan?

      Purchases under the Plan will be made during each calendar quarter on each "Investment Date" which will be the dividend payment date or as soon as practicable thereafter. Dividends, when declared, are generally paid quarterly. The corresponding record date is generally about two weeks prior to the dividend payment date.

      You will become the owner of the shares purchased for you through the Plan on the date the shares purchased are settled (credited to the account of Registrar and Transfer Company at the registered broker-dealer for the benefit of Plan participants).

      If, within thirty (30) days of the dividend payment date, Registrar and Transfer Company cannot buy the shares due to an inadequate supply of shares, then Registrar and Transfer Company will send a check for the amount of the dividend due and any cash contributed to the Plan participant.

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14.	At what price will shares of common stock be purchased through the Plan?

      The price at which Registrar and Transfer Company will be deemed to have acquired shares for a participant's account under the Plan will be the average price of all shares purchased by Registrar and Transfer Company on the open market as agent for all participants with the proceeds of reinvested cash dividends and any optional cash payments with respect to a particular Investment Date. Brokerage commissions or fees, if any, charged in connection with the purchase of shares will be absorbed by Union Bankshares.

      If Union Bankshares directs the purchase of newly issued or treasury shares of common stock under the Plan from Union Bankshares, the price of the shares acquired shall be equal to the average of the mean between the daily high and low bids of the shares of common stock listed on the OTC Bulletin Board for the five (5) trading days immediately preceding the Investment Date.

Sale of Plan Shares

15.	How may you sell your shares of common stock?

      You can sell your shares of common stock held under the Plan in either of two ways. First, you may request one or more certificates for the number of your full shares and arrange for the sale of these shares through a broker-dealer of your choice. Registrar and Transfer Company will send you a check for any fractional shares held in your account. The price for the fractional shares may be determined by Registrar and Transfer Company by either: A) selling shares on the open market through an unaffiliated, registered broker-dealer; or B) by using the current price of the common stock on any listing exchange or as quoted by a registered broker-dealer on the date your request is processed.

      Alternatively, you may request that Registrar and Transfer Company sell for you some or all of your shares held by the Plan. Registrar and Transfer Company will sell shares for you through a registered broker-dealer selected by Registrar and Transfer Company in its sole discretion. All broker-dealers used by Registrar and Transfer Company for these sales will be independent of, and not affiliated with, Registrar and Transfer Company. If you request that Registrar and Transfer Company arrange for the sale of your shares, you will be charged a fee of $10 plus brokerage commissions, if any, charged by the broker-dealer selected by Registrar and Transfer Company. These amounts will be deducted from the cash proceeds paid to you. The amount of the commission will vary depending on the broker-dealer selected and other factors. Shares being sold for you may be aggregated with those of other Plan participants who have requested sales. In that case, you will receive proceeds based on the average sale price of all shares sold, less your pro rata share of brokerage commissions and other costs of sale. If the proceeds of the sale are insufficient to cover the transaction fee, you will not receive a check, but you will not be billed any additional amount. Participants cannot set any price limits or other restrictions for the sales.

If all shares held for you in the Plan are sold, your Plan participation will be terminated.

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16.	When will shares of common stock be sold?

      If you request the sale of shares held by the Plan for you, Registrar and Transfer Company will sell such shares as your agent as soon as practicable after receipt of your written request. If your sale proceeds exceed $10,000 or more, your signature on the written request must be medallion signature guaranteed. If Registrar and Transfer Company receives your written instruction less than five (5) business days prior to a cash dividend record date, that cash dividend will be reinvested for your account and the sale request will be processed as soon as practicable afterwards. Payment will be made by check and mailed to you as soon as practicable after completion of the sale.

      Registrar and Transfer Company will use its best efforts to sell your shares on the open market within ten (10) business days after receipt of written instructions from you to such effect or as soon as otherwise practicable. There can be no assurances with respect to the ability of Registrar and Transfer Company to sell your shares or the price, timing, or terms on which a sale may be made. Union Bankshares and Registrar and Transfer Company have no obligation under the Plan, and assume no responsibility, to purchase full shares credited to your Plan account if Registrar and Transfer Company cannot sell such shares.

Withdrawal of Shares in Plan Accounts

17.	How may a Participant withdraw shares purchased under the Plan?

      A Participant who has purchased common stock under the Plan may withdraw all or a portion of such shares from his Plan account by notifying the Agent in writing to that effect and specifying in the notice the number of shares to be withdrawn. This notice should be mailed to the Agent at the address set forth in Question 3 above.

      A Participant who changes his place of residence must promptly notify Registrar and Transfer Company of the change of address. If a Participant moves to a state where the shares offered pursuant to the Plan are not registered or exempt from registration under applicable securities law, such Participant will be deemed to have withdrawn from the Plan as to all shares held by the Participant in the Plan.

      Certificates for whole shares of common stock withdrawn from the Plan will be registered in the name of, and issued to, the Participant. In no event will certificates representing fractional interests be issued. Any notice of withdrawal received within five (5) business days of a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares credited to the Participant's Plan account.

18.	What happens to any fractional interest when a Participant withdraws all shares from the Plan?

      Any fractional interest withdrawn will be liquidated and a cash payment made promptly from the proceeds thereof less brokerage commissions and transfer taxes, if any. Registrar and Transfer Company will mail the net sales proceeds for any fractional interest together with certificates for whole shares directly to the withdrawing Participant.

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Dividends

19.	Will participants be credited with dividends on shares held in their Plan accounts?

      Registrar and Transfer Company will receive the cash dividends (less the amount of tax withheld, if any) for all Plan shares held on the dividend record date and credit them to participants' accounts on the basis of full shares and any fractional shares held. These dividends received will be reinvested automatically in additional shares of common stock as a dividend reinvestment. A participant who wishes to receive dividends in cash on shares purchased through the Plan must terminate their participation in the Plan, requesting certificates for the full shares held by the Plan in their account.

Expenses

20.	Are there any expenses to participants in connection with purchases through the Plan?

The following are the fees charged by Registrar and Transfer Company to participants and other expenses relating to the Plan:

	*	Dividend Reinvestment: Union Bankshares absorbs all fees and brokerage commissions.

	*	Cash Investment: Union Bankshares absorbs all fees and brokerage commissions.

	*	Certificate Deposit: A $5 fee per deposit of one or more certificates.

	*	Sale of Shares held in the Plan: $10 per sale plus applicable brokerage commissions, if any.

	*	Withdrawal of Shares held in the Plan: $10 per withdrawal.

      All purchases and sales of common stock made in conjunction with the Plan will be conducted through routine open-market purchases. Registrar and Transfer Company, through an unaffiliated, registered broker-dealer, will direct purchases and sales.

Reports to Participants

21.	What reports will be sent to participants in the Plan?

      As soon as practicable after each investment, you will receive a statement showing account information, including amounts invested, purchase and/or sale prices, and shares purchased and/or sold. This statement will provide a cost record of purchases under the Plan and should be retained for tax purposes. In addition, you will continue to receive materials sent to holders of common stock, including Union Bankshares's annual and quarterly reports to shareholders, notices of shareholders meetings, proxy statements, and information for income tax reporting.

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Depositing and Receiving Certificates

22.	Will certificates be issued for shares of common stock purchased through the Plan?

      Certificates of shares of common stock purchased through the Plan will not be issued to you unless you request them. All shares credited to your Plan account will be issued to Registrar and Transfer Company or its nominees as your agent. The number of shares credited to your account will be shown on your account statement. This convenience protects against loss, theft, or destruction of stock certificates and reduces the costs to be borne by Union Bankshares. A certificate for any number of full shares credited to your Plan account will be issued upon receipt of a written request by Registrar and Transfer Company. Certificates for fractional shares will not be issued under any circumstances.

      Shares credited to your account may not be assigned or pledged in any way. If you wish to assign or pledge the full shares credited to your account, you must request that certificates for those shares be issued in your name and withdrawn from the Plan.

      Plan accounts will be maintained in the name in which your certificates are registered at the time you enter the Plan. Certificates for full shares will be registered in the same manner when issued to you.

23.	Can a participant send his or her common stock certificates to be credited to his or her Plan account for safekeeping?

      A participant can deposit any shares of common stock to be held for his or her Plan account by Registrar and Transfer Company for safekeeping. A service fee of $5 is charged by Registrar and Transfer Company for the deposit of one or more certificates. A check for $5 made payable to Registrar and Transfer Company must accompany the request. A participant desiring to deposit certificates into the Plan should mail them by certified or registered mail to Registrar and Transfer Company with a letter requesting that they be so credited. Shareholders should insure the certificate for 2% of the current market value when mailing the certificates. This is the amount that is usually charged for surety protection should the certificate become lost in the mail.

Termination of Participation

24.	How can participation in the Plan be terminated?

      The Plan is entirely voluntary. You may terminate your participation in the Plan at any time by written instructions to Registrar and Transfer Company. When such notice is received, Registrar and Transfer Company will issue certificates for full shares credited to your account under the Plan and a cash payment will be made to you for any fractional shares. If Registrar and Transfer Company receives your notice of termination less than five business days prior to a cash dividend record date, that cash dividend will be reinvested for your account. When your account is terminated, subsequent cash dividends on certificated shares will be paid to you.

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Tax Information

25.	What are the federal income tax consequences of participating in the Plan?

Distributions by Union Bankshares to shareholders will generally be taxed as ordinary dividend income.

Shares Acquired in the Open Market

      If open market purchases of shares of common stock are made for you through the Plan with reinvested cash dividends, you will be deemed to have received a taxable dividend in the amount of the cash dividend reinvested. Your cost basis for purposes of calculating capital gains upon the sale of the shares will equal the amount of the cash dividend.

      You will not realize any taxable income at the time of investment of optional cash payments in additional shares of common stock. The tax basis of shares purchased on the open market with an optional cash payment will be the amount of such payment.

The holding period of shares of common stock acquired through the Plan, whether purchased with reinvested dividends or optional cash payments, will begin on the day the open market trade is settled.

Shares Acquired Directly from Union Bankshares

      In the case of reinvested dividends, when shares are acquired for your account directly from Union Bankshares, you will be considered to have received a dividend equal to the fair market value of the shares purchased (i.e., the number of shares purchased on your behalf multiplied by the fair market value pet share on the Investment Date). The tax basis of such shares will also equal the fair market value of the shares on the Investment Date. The holding period of such shares will begin on the day following the Investment Date.

      In the case of shares acquired directly from Union Bankshares with optional cash payments, you generally will be considered to have received a dividend equal to the excess, if any, of the fair market value of the purchased shares on the Investment Date over the amount of the optional cash payment. The tax basis of such shares will equal the amount of such excess, if any, plus the amount of the optional payment. The holding period of such shares will begin on the day following the Investment Date.

      You will not realize any taxable income when you receive certificates for full shares credited to your account, either upon your written request for such certificates or upon withdrawal from or termination of the Plan. However, you will recognize taxable gain or loss (which, for most participants, will be capital gain or loss) when full shares acquired under the Plan are sold or exchanged for you and when you receive the cash payment for a fractional share credited to your account. The amount of such gain or loss will be the difference between the amount that you receive for your shares or fractional shares (net of brokerage commissions and other costs of sale) and the tax basis thereof. Any fees and commissions absorbed by Union Bankshares may be taxable income. Each Participant must determine their own tax liability as a result of their participation in this Plan.

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      Foreign participants who elect to have their cash dividends reinvested and whose dividends are subject to United States income tax withholding will have the applicable taxes withheld prior to the reinvestment of the cash dividends. Other participants for whom federal income tax withholding on dividends is required will have these taxes withheld prior to the reinvestment of the dividend. Foreign shareholder participants are urged to consult their legal advisors with respect to any local exchange, control, tax, or other law or regulation that may affect their participation in the Plan. Union Bankshares and Registrar and Transfer Company assume no responsibility regarding such laws or regulations and will not be liable for any act or omission in respect thereof.

      The foregoing is only a brief discussion of Union Bankshares's understanding of some of the applicable federal income tax provisions related to the Plan. The discussion is general in nature and does not purport to cover every situation. Moreover, it does not include a discussion of state and local income tax consequences of participation in the Plan. For specific information on the tax consequences of participation in the Plan, including any future changes in applicable law or interpretation thereof, you should consult your own tax advisor.

Other Information

26.	What happens if a participant sells a portion of the shares of common stock registered in the participant's name?

      If you have authorized the reinvestment of cash dividends on shares registered in your name and then dispose of a portion of these shares, the cash dividends on the remaining shares will continue to be reinvested.

27.	What happens when a participant sells or transfers all of the shares registered in his or her name or stops all purchases?

      If you dispose of all shares registered in your name with respect to which you participate in the Plan or stop purchases through optional cash payments, the cash dividends on the shares credited to your Plan account that remain in the Plan will continue to be reinvested. If you cease to be a record owner of any shares of common stock (other than by depositing shares into the Plan), Registrar and Transfer Company, in its discretion, may request your instructions on the disposition of stock in your Plan account. If Registrar and Transfer Company does not receive such instructions from you within thirty (30) days, Registrar and Transfer Company, in its discretion, may terminate your Plan account.

28.	If Union Bankshares has a rights offering, how will rights on the Plan shares be handled?

      No preemptive rights attach to the common stock of Union Bankshares. If Union Bankshares, nevertheless, makes available to holders of common stock rights or warrants to purchase additional shares of common stock or other securities, such rights or warrants will be made available to you. This allocation will be based on the number of shares (including any fractional interests to the extent practicable) held for you in your Plan account on the record date established for determining the holders of common stock entitled to such rights or warrants.

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29.	What happens if Union Bankshares issues a stock dividend or declares a stock split?

      Any stock dividend or split shares in the form of common stock distributed by Union Bankshares on shares of common stock held by you in certificated form or for you in your Plan account will be credited to your account in the Plan. Both full and fractional shares, where applicable, will be credited to your account.

      A stock dividend or split shares distribution in the form of common stock will increase automatically by that amount the number of shares held in your name on which cash dividends are being reinvested.

30.	How will a participant's shares be voted at meetings of shareholders?

      Shares held under the Plan will not be voted by Registrar and Transfer Company. You will receive a proxy indicating the total number of shares of common stock registered in your name and shares of common stock credited to your Plan account.

      If your proxy is returned properly signed and marked for voting, all shares covered by the proxy, including those registered in your name and those held for you under the Plan, will be voted as marked. If your proxy is returned properly signed but without indicating instructions on the manner in which shares are to be voted with respect to any item thereon, all of your shares, including those registered in your name and those held for you under the Plan, will be voted in accordance with the recommendations of the management of Union Bankshares. If your proxy is not returned, or if it is returned not executed or improperly executed, your shares will be voted only if you vote in person.

31.	What is the responsibility of Union Bankshares and Registrar and Transfer Company for the Plan?

      Neither Union Bankshares nor Registrar and Transfer Company or its nominee(s), in administering the Plan, will be liable for any act done in good faith. Nor will Union Bankshares or Registrar and Transfer Company be liable for any good faith omission to act, including, without limitation, any claims of liability arising out of: (i) failure to terminate a participant's account upon the participant's death prior to the receipt of notice in writing of the death; (ii) the prices and times at which shares of common stock are purchased or sold for the participant's account or the terms on which such purchases or sales are made or (iii) fluctuations in the market value of the common stock.

      Neither Union Bankshares nor Registrar and Transfer Company can assure any participant of a profit or protect any participant against a loss incurred on the shares purchased or sold through the Plan. An investment in Union Bankshares' common stock is, like any equity investment, subject to potential significant market fluctuations. Union Bankshares can neither control purchases by Registrar and Transfer Company under the Plan nor guarantee that dividends on the common stock will not be reduced or eliminated.

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32.	Who regulates and interprets the Plan?

      Union Bankshares and Registrar and Transfer Company reserve the right to interpret and regulate the Plan, as they deem necessary or desirable. Any such interpretation or regulation will be final. The Plan, related Plan documentation, and Plan accounts will be governed by and construed in accordance with the laws of the State of Maine.

33.	May the Plan be changed or discontinued?

      While Union Bankshares hopes to continue a dividend reinvestment and stock purchase plan indefinitely, Union Bankshares and Registrar and Transfer Company reserve the right to suspend the Plan at any time by written notice to the participants. The terms and conditions of the Plan may also be amended by Registrar and Transfer Company, with the concurrence of Union Bankshares, at any time by mailing an appropriate notice to participants at least thirty (30) days prior to the effective date of such amendment. Union Bankshares may amend the Plan by mailing an appropriate notice to participants at least thirty (30) days prior to the effective date of such amendment. Notwithstanding the foregoing, such amendments to the Plan as may be required from time to time due to changes in or new rules and regulations under the federal or state securities or other laws may be made by Registrar and Transfer Company without prior to notice to each participant.

DESCRIPTION OF COMMON STOCK

      We have a single class of common stock and presently is authorized to issue up to 10,000,000 shares, $12.50 par value, of which 1,101,345 shares were outstanding at the close of business on November 10, 2005.

      Each share of the common stock is entitled to one vote on each matter coming before the shareholders. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting constitutes a quorum at that meeting. With the exception of certain matters relating to business combinations described in detail below, or with respect to matters which, under Maine law, require the approval of the holders of a greater number or percentage of outstanding shares, action at any meeting at which a quorum is present may be taken by the affirmative vote of the holders or representatives of a majority of the stock represented. Our directors are elected for staggered terms, whereby one-third of the directors are elected in each year for a three-year term. There is no provision for cumulative voting in the election of directors or with respect to any other matter.

      We may pay dividends out of funds legally available when and if declared by the Board of Directors. The only material sources of funds available for the payment of dividends are dividends received from Union Trust. The payment of dividends by Union Trust is subject to limitations imposed by state law and regulatory authorities. The holders of the our common stock are entitled to receive and share equally in such dividends as are declared by the Board of Directors. In the event of any liquidation, dissolution or winding up of Union Bankshares, common shareholders would be entitled to receive all of our assets remaining after payment of its debts and liabilities and certain expenses incurred in connection with winding up our affairs. Holders of our common stock have no preemptive rights.

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      Our charter includes provisions that set forth the director and shareholder vote required to approve certain business combinations, including business combinations between us and related parties. A "related party" is defined generally to include any person or entity which is the beneficial owner of ten percent (10%) or more of our outstanding common stock.

      Our charter prohibits us from becoming a party to a proposed business combination until it has been approved by a majority of the Board of Directors and the holders of not less than 67% of our outstanding common stock, and, if the proposed business combination is with a related party, the holders of not less than 50% of our outstanding common stock not beneficially owned by the related party. If the proposed business combination is approved by more than 75% of the Board not affiliated with the related party, then the affirmative vote of the holders of not less than 60% of our outstanding common stock is required.

      In addition, we may not enter into a business combination with a related party unless (i) each shareholder is offered cash or other consideration for each share of our common stock owned by him, the fair market value of which is not less than the highest price per share paid by the related party in acquiring any of its holdings of our common stock, and (ii) no holder of our common stock will receive consideration in any form or proportion different from that received by any other shareholder in connection with such business combination.

      The intent of these charter provisions is to provide for special methods of approval by the directors and shareholders of Union Bankshares with respect to certain business combinations. These provisions may make more difficult or discourage a merger or acquisition of control of Union Bankshares, including a transaction offering financial terms deemed attractive by a majority of Union Bankshares' shareholders. In addition, to the extent that these provisions discourage or impede takeovers that would result in the change of our management, such changes may be less likely to occur.

USE OF PROCEEDS

      We do not know either the number of shares that will ultimately be purchased under the Plan or the prices at which the shares will be sold, or whether or to what extent such shares will be issued by us, and, therefore, result in proceeds to Union Bankshares. We intend to add any net proceeds of sales under the Plan of newly issued shares to the general funds of Union Bankshares to be available for general purposes.

INDEMNIFICATION

      Directors, officers, employees, and agents of Union Bankshares and its subsidiaries or those serving as its or agents of another corporation or enterprise are entitled to indemnification as expressly permitted by the provisions of the Maine Business Corporation Act, the bylaws of Union Bankshares, the bylaws of Union Trust, and our liability insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Union Bankshares pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

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LEGAL OPINION

The validity of the shares of common stock offered has been passed upon for us by Thacher Proffitt & Wood LLP, Washington, DC, our special counsel.

EXPERTS

      The consolidated financial statements of Union Bankshares and subsidiary appearing in Union Bankshares' Annual Report (Form 10-K) for the year ended December 31, 2004, have been audited by Berry, Dunn, McNeil & Parker, independent auditors, as set forth in their report included in this Registration Statement and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      With respect to the unaudited consolidated interim financial information for the quarterly periods, incorporated by reference in this prospectus, Berry, Dunn, McNeil & Parker have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Union Bankshares Company's Quarterly Reports on Form 10-Q, and incorporated herein by reference, state that, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because the report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

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AMENDED AND RESTATED DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN

COMMON STOCK
(PAR VALUE $12.50 PER SHARE)

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

	Legal fees*	$3,000
	Accounting fees*	1,000
	Printing expenses*	2,500
	Miscellaneous*	600

	TOTAL	7,100

*Estimated.

Item 15.	Indemnification of Directors and Officers

      Sections 852 of the Maine Business Corporation Act (13-A M.R.S.A. [SECTION] 101, et seq.) authorizes Union Bankshares to indemnify an individual who is a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, because that individual is a director of Union Bankshares against liability incurred in the proceeding if the director engaged in conduct for which broader indemnification has been made permissible or obligatory under Union Bankshares' charter or Bylaws, or (a) the director's conduct was in good faith, (b) the director reasonably believed that his conduct in his official capacity was in the best interests of Union Bankshares, or, in all other cases, that his conduct was at least not opposed to the best interests of Union Bankshares, and (c) in the case of criminal conduct, the director had no reasonable cause to believe that his conduct was unlawful. Section 853 mandates indemnification of directors for reasonable expenses incurred by a director who was wholly successful, on the merits or otherwise, in defense of a proceeding. Section 857 authorizes Union Bankshares to indemnify and advance expenses to an officer of the company who is a party to a proceeding because he is an officer of the company to the same extent as a director, and if the officer is an officer but not a director of Union Bankshares, to such further extent as provided in Union Bankshares' Bylaws. Indemnification of officers is limited to reasonable expenses incurred in connection with a proceeding by or in the right of Union Bankshares, and no indemnification may be provided for liability arising out of conduct that constitutes (1) receipt by the officer of a financial benefit to which he is not entitled, (2) an intentional infliction of harm on Union Bankshares or its shareholders, or (3) an intentional violation of criminal law. Indemnification of an officer who is not a director is mandatory under the same circumstances as set forth in Section 853, which is discussed above.

      The Bylaws of Union Bankshares provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Union Bankshares against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any director or officer who shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Union Bankshares or who had reasonable cause to believe that his or her conduct was unlawful. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standards set forth in the preceding sentence. The Bylaws further empower Union Bankshares to purchase and maintain insurance on behalf of its directors, officers, employees arid agents with respect to any such claim, action or proceeding.

Item 16.	Exhibits

Exhibit Number	Description
3.1*	Amended and Restated Articles of Incorporation of Union Bankshares Company
3.2**	Amended and Restated Bylaws of Union Bankshares Company
5.1***	Opinion of Thacher Proffitt & Wood LLP
23.1***	Consent of Thacher Proffitt & Wood LLP (included in opinion filed as Exhibit 5.1)
23.2	Consent of Berry, Dunn, McNeil & Parker
24.1	Power of Attorney (included on the signature page of this registration statement)

* Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed with the SEC on November 14, 2005.

** Incorporated by reference to the Company's Quarterly Report on Form 10-Q, filed with the SEC on May 16, 2005.

*** Previously filed.

Item 17	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Ellsworth, State of Maine, on November 16, 2005.

UNION BANKSHARES COMPANY

	By:	/s/ Peter A. Blyberg

	Name:	Peter A. Blyberg
	Title:	President and Chief Executive
Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter A. Blyberg and Sally J. Hutchins, and each of them singly, as true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all the said attorneys-in-fact and agents, or either of them, or any of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Peter A. Blyberg	Director, President and	November 16, 2005
Chief Executive Officer
Peter A. Blyberg

/s/ Timothy R. Maynard	Senior Vice President and	November 16, 2005
Chief Financial Officer
Timothy R. Maynard

/s/ Arthur J. Billings	Director	November 16, 2005

Arthur J. Billings

/s/ Blake B. Brown	Director	November 16, 2005

Blake B. Brown

/s/ Peter A. Clapp	Director	November 16, 2005

Peter A. Clapp

/s/ Samuel G. Cohen	Director	November 16, 2005

Samuel G. Cohen

/s/ Sandra H. Collier	Director	November 16, 2005

Sandra H. Collier

/s/ Robert B. Fernald	Director	November 16, 2005

Robert B. Fernald

/s/ Douglas A. Gott	Director	November 16, 2005

Douglas A. Gott

/s/ James L. Markos, Jr.	Director	November 16, 2005

James L. Markos, Jr.

/s/ Harry E. Mikkelson	Director	November 16, 2005

Harry E. Mikkelson

/s/ Stephen C. Shea	Director	November 16, 2005

Stephen C. Shea

/s/ Robert W. Spear	Director	November 16, 2005

Robert W. Spear

/s/ Karen W. Stanley	Director	November 16, 2005

Karen W. Stanley

/s/ Paul L. Tracy	Director	November 16, 2005

Paul L. Tracy